As filed with the Securities and Exchange Commission on August 18, 2008
Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549
FORM S-8
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
Middlefield Banc Corp.

(Exact name of registrant specified in its charter)

Ohio	34-1585111
(State or other jurisdiction of	(I.R.S. Employer
incorporation or organization)	Identification No.)
15985 East High Street
Middlefield, OH 44062-0035
(Address of Principal Executive Offices) (Zip Code)
2007 Omnibus Equity Plan
(Full title of the plan)

Thomas G. Caldwell
President and Chief Executive Officer
Middlefield Banc Corp.
15985 East High Street
Middlefield, OH 44062-0035
(Name and address of agent for service)
(440) 632-1666
(Telephone number, including area code, of agent for service)
Copies to:
Francis X. Grady, Esq.
Grady & Associates
20950 Center Ridge Road, Suite 100
Rocky River, Ohio 44116-4307
(440) 356-7255

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):
Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☑
CALCULATION OF REGISTRATION FEE

Title of Each Class Of Securities To	Amount To Be	Proposed Maximum	Proposed Maximum	Amount Of
Be Registered	Registered(1) (2)	Offering Price Per Share	Aggregate Offering Price(2) (3)	Registration Fee(1) (3)
common stock, no par value
Shares previously registered(1)	65,721 shares	$ n/a	$ n/a	$ n/a
Shares not previously registered	94,279 shares	$22.00	$2,074,138	$81.51
Total	160,000 shares	$22.00	$2,074,138	$81.51

(1)	This Registration Statement on Form S-8 covers an aggregate of 160,000 shares of common stock, no par value, of Middlefield Banc Corp. that may be offered under the 2007 Omnibus Equity Plan, including (i) 65,721 shares of common stock previously registered for offer or sale under Middlefield Banc Corp.’s 1999 Stock Option Plan, that were not issued under the 1999 Stock Option Plan (the “Carry Forward Shares”) and (ii) 94,279 shares of common stock not previously registered. The Carry Forward Shares were previously registered on a Registration Statement on Form S-8 (File No. 333-65432) filed on July 19, 2001 (the “2001 Registration Statement”), and Middlefield Banc Corp. paid the required registration fee of $549.64. Pursuant to Interpretation 89 under Section G of the Manual of Publicly Available Telephone Interpretations of the Division of Corporation Finance of the Securities and Exchange Commission (July 1997) and Instruction E to the General Instructions to Form S-8, Middlefield Banc Corp. has carried forward the registration fee for the Carry Forward Shares. Middlefield Banc Corp. has concurrently filed a Post-Effective Amendment to the 2001 Registration Statement to reallocate the Carry Forward Shares under the 1999 Stock Option Plan to the 2007 Omnibus Equity Plan.

(2)	In addition, pursuant to Rule 416(a) under the Securities Act of 1933, this registration statement also covers such indeterminate number of shares as may become available as a result of the adjustment provisions thereof.

(3)	Estimated solely for the purpose of calculating the amount of the registration fee. Based upon the average of the high and low prices of Middlefield Banc Corp.’s common stock on August 14, 2008, in accordance with Rule 457(c) of the Securities Act of 1933.

EXPLANATORY NOTE
     On July 19, 2001, Middlefield Banc Corp. filed a registration statement on Form S-8 with the Securities and Exchange Commission, file number 333-65432, to register 153,932 shares of common stock (as adjusted for stock dividends), no par value, for issuance under the 1999 Stock Option Plan. Subsequently, Middlefield Banc Corp.’s shareholders approved a new plan, the 2007 Omnibus Equity Plan, at the Annual Meeting of Shareholders on May 14, 2008. The 2007 Omnibus Equity Plan reserves 160,000 shares of common stock for issuance, which includes shares reserved for issuance under the 1999 Stock Option Plan. As a result of the adoption of the 2007 Omnibus Equity Plan, no further awards will be made under the 1999 Stock Option Plan on or after May 14, 2008, but will instead be made under the 2007 Omnibus Equity Plan. Further, the number of shares that remained available for grant under the 1999 Stock Option Plan as of May 14, 2008, and any shares that otherwise would have been returned to the 1999 Stock Option Plan after May 14, 2008, on account of the expiration, cancellation, or forfeiture of awards granted thereunder, are to be included in the reserve of shares available for issuance under the 2007 Omnibus Equity Plan.
     This registration statement on Form S-8 registers 160,000 shares of Middlefield Banc Corp.’s common stock, no par value, which may be issued under the 2007 Omnibus Equity Plan. The 160,000 shares of common stock being registered under this Form S-8 are comprised of the following: (i) 65,271 unissued and unused shares of common stock previously registered for issuance under the Company’s 1999 Stock Option Plan, which shares are being carried forward into the 2007 Omnibus Equity Plan and (ii) an additional 94,279 shares of common stock not previously registered.
     Concurrently, Middlefield Banc Corp. is also filing a Post-Effective Amendment to the previous Form S-8 to deregister the 65,271 unissued and unused shares of common stock previously registered for issuance under the 1999 Stock Option Plan. Upon any future expiration, cancellation, or forfeiture of awards previously granted under the 1999 Stock Option Plan, Middlefield Banc Corp. intends to periodically file additional post-effective amendment(s) to its previous Form S-8 in order to carry forward such shares from the 1999 Stock Option Plan to the 2007 Omnibus Equity Plan for issuance thereunder.

PART I
INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS
     The information required by Part I of Form S-8 is omitted from this Registration Statement in accordance with Rule 428 of the Securities Act and the instructions to Form S-8.
PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
ITEM 3. INCORPORATION OF DOCUMENTS BY REFERENCE
     The following documents are incorporated by reference in this registration statement:
(a)	Middlefield Banc Corp.’s Annual Report on Form 10-K for the fiscal year ended December 31, 2007;

(b)	Middlefield Banc Corp.’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2008;

(c)	All other reports filed pursuant to Section 13(a) or 15(d) of the Exchange Act since the end of the year ended December 31, 2007; and

(d)	The description of Middlefield Banc Corp.’s common stock contained under the caption “Description of Securities” in the Form 10-12G Registration Statement of Middlefield Banc Corp., as filed with the Securities and Exchange Commission on April 17, 2001, and amended June 14, 2001 by Amendment No. 1 (File No. 033-23094).
     All documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934 prior to the completion or termination of this offering of shares of common stock shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents.
ITEM 4. DESCRIPTION OF SECURITIES
     Not applicable.
ITEM 5. INTERESTS OF NAMED EXPERTS AND COUNSEL
     The validity of the issuance of Middlefield Banc Corp. common stock being registered on this Form S-8 registration statement will be passed upon by Grady & Associates, 20950 Center Ridge Road, Suite 100, Rocky River, Ohio 44116-4307.
ITEM 6. INDEMNIFICATION OF DIRECTORS AND OFFICERS
     Middlefield Banc Corp.’s Regulations provide in Article VIII for indemnification of directors and officers, as follows:
“SECTION 1 — INDEMNIFICATION. The Corporation shall indemnify, to the full extent then permitted by law, any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (and including, without limitation, any action, suit or proceeding by or in the right of the Corporation or otherwise), by reason of the fact that he is or was a member of the Board of Directors or an officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, trustee, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise. The Corporation shall pay, to the full extent then required by law, expenses, including attorney’s fees, incurred by a member of the Board of Directors in defending any such action, suit or proceeding as they are incurred, in advance of the final disposition thereof, and may pay, in the same manner and to the full extent then permitted by law, such expenses incurred by any other person. The indemnification and payment of expenses provided hereby shall not be exclusive of, and shall be in addition to, any other rights granted to those seeking indemnification under any law, the Articles, any agreement, vote of shareholders or disinterested members of the Board of Directors, or otherwise, both as to action in official capacities and as to action in another capacity while he or she is a member of the Board of Directors, or an officer, employee or agent of the Corporation, and shall continue as to a person who has ceased to be a member of the Board of Directors, trustee, officer, employee or agent and shall inure to the benefit of the heirs, executors, and administrators of such a person.
“SECTION 2 — INSURANCE. To the full extent then permitted by law and authorized by the Board of Directors, the Corporation may purchase and maintain insurance or furnish similar protection, including but not limited to trust funds, letters of credit or self-insurance, on behalf of or for any persons described in Section 1 of this article against any liability asserted against and incurred by any such person in any such capacity, or arising out of his status as such, regardless of whether the Corporation would have the power to indemnify such person against such liability. Insurance may be purchased from or maintained with a person in which the Corporation has a financial interest.
“SECTION 3 — AGREEMENTS. Upon approval by the Board of Directors, the Corporation may enter into agreements with any persons whom the Corporation may indemnify under these Regulations or under law and undertake thereby to indemnify such persons and to pay the expenses incurred by them in defending any action, suit or proceeding against them, regardless of whether the Corporation would have the power under law or these Regulations to indemnify any such person.”
     Middlefield Banc Corp. has also entered into indemnification agreements with its directors and with executive officers of Middlefield Banc Corp. and The Middlefield Banking Company.
ITEM 7. EXEMPTION FROM REGISTRATION CLAIMED
     Not applicable.
ITEM 8. EXHIBITS

Exhibit No.	Description
4	Specimen common stock certificate (included as Exhibit 4 to Middlefield Banc Corp.’s Form 10-12G Registration Statement filed on April 17, 2001 (Securities and Exchange Commission File Number 033-23094) and incorporated herein by this reference)

5*	Opinion of Grady & Associates regarding legality

23.1*	Consent of S.R. Snodgrass, A.C.

23.2	Consent of Grady & Associates (included in Exhibit 5)

24	Power of Attorney (included on the signature page of this Form S-8 registration statement)

99.1	Middlefield Banc Corp. 2007 Omnibus Equity Plan (incorporated by reference to the Definitive Proxy Statement filed on April 7, 2008)

*	Filed herewith

ITEM 9. UNDERTAKINGS
     (a) The undersigned registrant hereby undertakes:
     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:
     (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;
     (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; and
     (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;
     provided, however, that paragraphs A(1)(i) and A(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by Middlefield Banc Corp. under Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this registration statement.
     (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
     (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
     (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. If a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES
     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Village of Middlefield, State of Ohio, on this 11th day of August, 2008.

Middlefield Banc Corp.
By:	/s/ Thomas G. Caldwell
Thomas G. Caldwell
President and Chief Executive Officer

Power of Attorney and Signatures
     Each person whose signature appears below constitutes and appoints Thomas G. Caldwell and James R. Heslop, II, and each of them, his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, as attorneys or attorney of the undersigned, to execute and file under the Securities Act of 1933 a registration statement on Form S-8 for the offer and sale of shares of common stock, without par value, of Middlefield Banc Corp., and any and all amendments and exhibits thereto, including pre- and post-effective amendments, and any and all applications or other documents to be filed with the Securities and Exchange Commission, the National Association of Securities Dealers, Inc. and any state securities agency or agencies pertaining to registration or qualification of the shares of common stock of Middlefield Banc Corp. or the offer and sale thereof, with full power and authority to do and perform any and all acts and things whatsoever necessary, appropriate or desirable to be done in the premises, or in the name, place and stead of the said person, hereby ratifying and approving the acts of said attorneys and any of them and any such substitute.
     Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

/s/ Thomas G. Caldwell Thomas G. Caldwell, President, Chief Executive Officer, and Director	August 11, 2008

/s/ Donald L. Stacy Donald L. Stacy, Principal Financial and Accounting Officer	August 11, 2008

/s/ Richard T. Coyne Richard T. Coyne, Chairman of the Board and Director	August 11, 2008

/s/ Frances H. Frank Frances H. Frank, Director	August 11, 2008

/s/ James R. Heslop, II James R. Heslop, II, Executive Vice President, COO, and Director	August 11, 2008

/s/ Kenneth E. Jones Kenneth E. Jones, Director	August 11, 2008

/s/ James J. McCaskey James J. McCaskey, Director	August 11, 2008

/s/ William J. Skidmore William J. Skidmore, Director	August 11, 2008

/s/ Carolyn J. Turk Carolyn J. Turk, Director	August 11, 2008

/s/ Donald E. Villers Donald E. Villers, Director	August 11, 2008

EXHIBIT INDEX

Exhibit No.	Description

4	Specimen common stock certificate (included as Exhibit 4 to Middlefield Banc Corp.’s Form 10-12G Registration Statement filed on April 17, 2001 (Securities and Exchange Commission File Number 033-23094) and incorporated herein by this reference)

5*	Opinion of Grady & Associates regarding legality

23.1*	Consent of S.R. Snodgrass, A.C.

23.2	Consent of Grady & Associates (included in Exhibit 5)

24	Power of Attorney (included on the signature page of this Form S-8 registration statement)

99.1	Middlefield Banc Corp. 2007 Omnibus Equity Plan (incorporated by reference to the Definitive Proxy Statement filed on April 7, 2008)

*	Filed herewith